MORGAN STANLEY
                                            SPECTRUM SERIES





        June 2004
        Monthly Report





        This Monthly Report  supplements the Spectrum Funds'
        Prospectus dated April 28, 2004.




                                      Issued: July 30, 2004

[MORGAN STANLEY LOGO]

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                                                                                                                INCEPTION-  COMPOUND
                                                                                                                 TO-DATE  ANNUALIZED
                       1991   1992   1993   1994   1995  1996  1997  1998  1999   2000   2001  2002  2003   2004  RETURN    RETURN
FUND                     %      %      %      %      %     %     %     %     %      %      %     %     %      %      %         %
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Currency ...   --     --     --     --     --    --    --    --    --    11.7   11.1  12.2  12.4  (17.4)  29.3       6.6
                                                                                (6 mos.)                  (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Global
  Balanced ..........   --     --     --    (1.7)  22.8  (3.6) 18.2  16.4   0.8    0.9   (0.3)(10.1)  6.2   (5.4)  46.4       4.0
                                          (2 mos.)                                                        (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Select .....  31.2  (14.4)  41.6   (5.1)  23.6   5.3   6.2  14.2  (7.6)   7.1    1.7  15.4   9.6  (10.5)  171.4      8.0
                     (5 mos.)                                                                             (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Strategic ..   --     --     --     0.1   10.5  (3.5)  0.4   7.8  37.2  (33.1)  (0.6)  9.4  24.0    2.1   46.1       4.0
                                          (2 mos.)                                                        (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------
Spectrum Technical ..   --     --     --    (2.2)  17.6  18.3   7.5  10.2  (7.5)   7.8   (7.2) 23.3  23.0   (9.9)  103.9      7.7
                                          (2 mos.)                                                        (6 mos.)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 825 Third Avenue, 9th Floor
 New York, NY 10022
 Telephone (212) 310-6444

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
JUNE 2004

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of June 30, 2004 was as follows:

FUND                                 N.A.V.         % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency                   $12.93                  - 1.90%
--------------------------------------------------------------------------------
Spectrum Global Balanced            $14.64                  - 0.02%
--------------------------------------------------------------------------------
Spectrum Select                     $27.14                  - 4.73%
--------------------------------------------------------------------------------
Spectrum Strategic                  $14.61                  - 0.57%
--------------------------------------------------------------------------------
Spectrum Technical                  $20.39                  - 5.21%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Limited Partners are advised of the following changes to the Board of Directors of Demeter Management Corporation (the "General Partner"), effective June 21, 2004:

   Jeffrey D. Hahn resigned the position of Chief Financial Officer and Director of the General Partner.

   Todd Taylor, age 41, is a Director of the General Partner. Mr. Taylor began his career with Morgan Stanley in June 1987 as a Financial Advisor in the Dallas office. In 1995, he joined the Management Training Program in New York and was appointed Branch Manager in St. Louis in 1997. Three years later, in 2000, Mr. Taylor was appointed to a newly created position, Director of IIG Learning and Development, before becoming the Director of IIG Strategy in 2002. Most recently, Mr. Taylor has taken on a new role as the High Net Worth Segment Director. Currently a member of the firm's E-Learning Council, Mr. Taylor is also a current member of the Securities Industry/Regulatory Council on Continuing Education.

   William D. Seugling, age 34, will become a Director of the General Partner once he has registered with the NFA as a principal, which registration is currently pending. Mr. Seugling is an Executive Director at Morgan Stanley and currently serves as Director of Client Solutions for US Private Wealth Management. Mr. Seugling joined Morgan Stanley in June 1993 as an Associate in Equity Structured Products having previously worked in research and consulting for Greenwich Associates from October 1991 to June 1993. Since 1994, he has focused broadly on analysis and solutions for wealthy individuals and families culminating in his current role within the division. He was named Vice President in 1996 and an Executive Director in 1999. Mr. Seugling graduated CUM LAUDE from Bucknell University with a B.S. in Management and a concentration in Chemistry.

   Kevin Perry, age 35, will become the Chief Financial Officer of the General Partner once he has registered with the NFA as a principal, which registration is currently pending. He currently serves as an Executive Director and Controller of Client Solutions at Morgan Stanley. Mr. Perry joined Morgan Stanley in October 2000 and is also Chief Financial Officer of Morgan Stanley
Trust   National   Association,   Van  Kampen  Funds  Inc.  and  Morgan  Stanley
Distribution, Inc. Prior to joining Morgan Stanley, Mr. Perry worked as an auditor and consultant in the financial services practice of Ernst & Young from October 1991 - October 2000. Mr. Perry received a B.S. degree in Accounting from the University of Notre Dame in 1991 and is a Certified Public Accountant.

   These changes to the Board of Directors of the General Partner do not affect the day-to-day trading of the Partnerships.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 825 Third Avenue, 9th Floor, New York, NY 10022 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,


/s/ Jeffrey A. Rothman

Jeffrey A. Rothman
Chairman and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

                                         MONTH ENDED         YTD ENDED
                                        JUNE 30, 2004      JUNE 30, 2004
                                        -------------      -------------
            Australian dollar                0.45              -0.46
            British pound                   -0.45               0.64
            Euro                            -0.69               -0.2
            Japanese yen                    -0.47              -5.89
            Swiss franc                      0.01               0.74
            Minor currencies                 0.11              -9.92

      Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> The currency markets continued to prove difficult as losses were experienced primarily from long positions in European currencies, such as the euro, Norwegian krone, and British pound, versus the U.S. dollar as the dollar reversed higher during the first half of the month on early expectations that the U.S. Federal Reserve would be aggressive in raising U.S. interest rates. Weakness in the pound later in the month also contributed to losses for long positions in the British currency.

>> Additional sector losses resulted from short positions in the Japanese yen versus the U.S. dollar. Better-than-anticipated improvements in Japanese economic data encouraged market sentiment for the yen early in the month. The yen continued its rise later in the month in response to speculation that the Bank of Japan would move to raise interest rates amid further confirmation that Japan's economic recovery was on track.

>> Smaller losses were incurred from short positions in the Mexican peso versus the U.S. dollar. The peso's value reversed higher on evidence that the Mexican economy was also recovering.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> Fund gains were provided from short positions in the Australian dollar versus the U.S. dollar as the value of the Australian currency declined after statistics revealed that Australian economic growth slowed to its lowest point in more than a year. Further pressure stemmed from market speculation for a narrowing of interest rate differentials between Australia and the U.S., as well as lower gold prices during the first half of June.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

                                         MONTH ENDED         YTD ENDED
                                        JUNE 30, 2004      JUNE 30, 2004
                                        -------------      -------------
            Currencies                          0               -2.6
            Interest Rates                  -0.32              -1.35
            Stock Indices                     1.2               1.28
            Energies                        -0.47              -0.01
            Metals                           0.13              -0.16
            Agriculturals                   -0.04              -0.19

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> Fund gains were primarily achieved in the global stock index markets. Long positions in Japanese stock index futures contributed to Fund gains as Japanese equity prices strengthened amid renewed investor sentiment regarding the Japanese economic recovery. Long positions in European and U.S. stock index futures also gained as stock prices moved higher amid the release of favorable corporate earnings and positive economic data.

>> Smaller Fund gains were achieved in the metals sector from long futures positions in nickel as prices soared higher on supply tightness.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> Within the energy markets, previously recorded profits were given back by losses recorded from long futures positions in crude oil and its related products as prices reversed lower. The decrease in prices began following news that OPEC would move to increase its daily production quota. Further price decreases occurred after the U.S. Energy Information Administration reported that crude oil stocks increased to their highest level in nearly two years. Later in the month, prices dropped to two-month lows as Saudi Arabia signaled its readiness to cover any production shortfalls and oil supplies recovered in both Iraq and Norway.

>> In the global interest rate markets, losses were recorded early in the month from long positions in Japanese government bond futures as prices decreased due to rising yields and an improving Japanese economy. Later in the month, additional losses were recorded from newly established short positions as prices increased sharply after the Bank of Japan voted to maintain interest rates close to zero.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

                                         MONTH ENDED         YTD ENDED
                                        JUNE 30, 2004      JUNE 30, 2004
                                        -------------      -------------
            Currencies                       -0.5              -4.15
            Interest Rates                  -1.63              -3.63
            Stock Indices                    0.16              -1.87
            Energies                        -1.25               1.98
            Metals                          -0.27               2.28
            Agriculturals                   -0.46                  1

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> The largest losses were incurred in the global interest rate sector. Losses were incurred from short positions in European and U.S. interest rate futures as prices in both markets rallied on weaker-than-expected economic reports and expectations that the Federal Reserve will not be as aggressive with its interest rate tightening as expected. Additional losses stemmed from short positions in Japanese interest rate futures as prices increased sharply later in the month after the Bank of Japan voted to maintain interest rates close to zero.

>> Within the energy markets, a portion of previously recorded profits was given back by losses recorded from long futures positions in crude oil and its related products as prices reversed lower. The decrease in prices began following news that OPEC would move to increase its daily production quota. Further price decreases occurred after the U.S. Energy Information Administration reported that crude oil stocks increased to their highest level in nearly two years. Later in the month, prices dropped to two-month lows as Saudi Arabia signaled its readiness to cover any production shortfalls and oil supplies recovered in both Iraq and Norway.

>> Losses were also incurred in the currency markets from long positions in European currencies, such as the British pound and Norwegian krone, versus the U.S. dollar as the dollar reversed higher in response to expectations that the U.S. Federal Reserve would raise U.S. interest rates at their month-end meeting. Later in the month, the pound weakened further due to a lack of signs that the Bank of England would maintain their tightening policy.

>> In the agricultural markets, long positions in coffee futures experienced losses as larger Brazilian crop expectations combined with mild weather forced prices to reverse lower.

>> In the metals markets, copper prices declined following announcements of increased supply from Chile. As such, the metals sector incurred losses from long futures positions in copper.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> Long positions in Japanese stock index futures contributed to Fund gains as Japanese equity prices strengthened amid renewed investor sentiment regarding the Japanese economic recovery.

 MONTH ENDED JUNE 30, 2004
 YTD ENDED JUNE 30, 2004

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

                                         MONTH ENDED         YTD ENDED
                                        JUNE 30, 2004      JUNE 30, 2004
                                        -------------      -------------
            Currencies                      -0.11               -1.1
            Interest Rates                  -0.37              -0.97
            Stock Indices                    0.61              -0.46
            Energies                        -1.18              -1.18
            Metals                           0.31               3.98
            Agriculturals                    0.78               8.21

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> The Fund generated gains within the agricultural markets from long futures positions in sugar as prices climbed higher on increased demand concerns that too much rain in Brazil was disrupting the harvest. Long futures positions in soybean meal supplied additional gains as prices moved higher in response to news of increased export demand from Asia.

>> In the global stock index markets, gains were recorded from long positions in
   Japanese and U.S. stock index futures. Japanese stock index futures contributed to Fund gains as Japanese equity prices strengthened amid renewed investor sentiment regarding the Japanese economic recovery. Long positions in U.S. indices futures resulted in gains as prices moved higher due to strong earnings reports in the technology sector.

>> Additional Fund gains were achieved in the metals markets from long futures positions in nickel and aluminum as industrial metals prices were supported by supply tightness and increased demand.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> Within the energy markets, previously recorded profits were given back by losses recorded from long futures positions in crude oil as prices reversed lower. The decrease in prices began following news that OPEC would move to increase its daily production quota. Further price decreases occurred after the U.S. Energy Information Administration reported that crude oil stocks increased to their highest level in nearly two years. Later in the month, prices dropped to two-month lows as Saudi Arabia signaled its readiness to cover any production shortfalls and oil supplies recovered in both Iraq and Norway.

>> In the global interest rate markets, short positions in eurodollar futures experienced losses as prices increased on weaker-than-expected U.S. economic reports and diminishing expectations that the Federal Reserve would take an aggressive stance on raising interest rates.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

                                         MONTH ENDED         YTD ENDED
                                        JUNE 30, 2004      JUNE 30, 2004
                                        -------------      -------------
            Currencies                      -2.37              -7.12
            Interest Rates                  -1.96              -0.82
            Stock Indices                    1.07               -0.9
            Energies                        -0.86               5.84
            Metals                           0.05                0.5
            Agriculturals                    -0.4              -0.64

     Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

>> The currency markets continued to prove difficult as losses were experienced primarily from short positions in the Japanese yen versus the U.S. dollar. Better-than-anticipated improvements in Japanese economic data encouraged market sentiment for the yen early in the month. The yen continued its rise later in the month in response to speculation that the Bank of Japan would move to raise interest rates amid further confirmation that Japan's economic recovery was on track. Additional sector losses resulted from long positions in European currencies, such as the euro and Norwegian krone, versus the U.S. dollar as the dollar reversed higher during the first half of the month on early expectations that the U.S. Federal Reserve would be aggressive in raising U.S. interest rates.

>> In the global interest rate markets, short positions in European interest rate futures experienced losses as prices reversed higher during the latter half of the month on weaker-than-expected economics reports and diminished expectations that the U.S. Federal Reserve will not be as aggressive with its interest rate tightening as initially expected. Additional losses stemmed from short positions in Japanese interest rate futures as prices increased sharply later in the month after the Bank of Japan voted to maintain interest rates close to zero.

>> Within the energy markets, a portion of previously recorded profits was given back by losses recorded from long futures positions in crude oil as prices reversed lower. The decrease in prices began following news that OPEC would move to increase its daily production quota. Further price decreases occurred after the U.S. Energy Information Administration reported that crude oil stocks increased to their highest level in nearly two years. Later in the month, prices dropped to two-month lows as Saudi Arabia signaled its readiness to cover any production shortfalls and oil supplies recovered in both Iraq and Norway.

>> Losses were recorded in the agricultural markets from long positions in coffee futures as prices reversed lower in response to an increase in Brazilian crop estimates and mild weather in growing regions.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

>> The Fund achieved gains within the global stock index markets from long positions in U.S. and European stock index futures as equity prices finished the month higher amid the release of favorable corporate earnings and positive economic data.

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED JUNE 30, 2004 (UNAUDITED)

                                               MORGAN STANLEY                                           MORGAN STANLEY
                                              SPECTRUM CURRENCY                                    SPECTRUM GLOBAL BALANCED
                                      --------------------------------                         ---------------------------------
                                                        PERCENTAGE OF                                             PERCENTAGE OF
                                                        JUNE 1, 2004                                              JUNE 1, 2004
                                                          BEGINNING                                                 BEGINNING
                                        AMOUNT         NET ASSET VALUE                           AMOUNT          NET ASSET VALUE
                                      -----------      ---------------                         ----------        ---------------
                                           $                  %                                    $                    %
REVENUES
Trading profit (loss):
   Realized                           (24,771,703)          (11.32)                             (671,715)             (1.31)
   Net change in unrealized            21,691,868             9.91                               871,891               1.70
                                      -----------           ------                              --------              -----
      Total Trading Results            (3,079,835)           (1.41)                              200,176                .39
Interest income (Note 2)                  135,168              .06                                40,868                .08
                                      -----------           ------                              --------              -----
   Total Revenues                      (2,944,667)           (1.35)                              241,044                .47
                                      -----------           ------                              --------              -----
EXPENSES
Brokerage fees (Note 2)                   838,781              .38                               196,217                .38
Management fees (Note 3)                  364,687              .17                                53,320                .11
                                      -----------           ------                              --------              -----
   Total Expenses                       1,203,468              .55                               249,537                .49
                                      -----------           ------                              --------              -----

NET LOSS                               (4,148,135)           (1.90)                               (8,493)              (.02)
                                      ===========           ======                              ========              =====

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED JUNE 30, 2004 (UNAUDITED)

                                                 MORGAN STANLEY                                     MORGAN STANLEY
                                               SPECTRUM CURRENCY                               SPECTRUM GLOBAL BALANCED
                                     --------------------------------------            -----------------------------------------
                                                                       PER                                                  PER
                                          UNITS          AMOUNT       UNIT                UNITS              AMOUNT        UNIT
                                     --------------    -----------   ------            -------------       ----------     ------
                                                           $            $                                     $              $
Net Asset Value,
   June 1, 2004                      16,599,167.596    218,812,438    13.18            3,495,011.103       51,187,505      14.65
Net Loss                                --              (4,148,135)    (.25)                  --               (8,493)      (.01)
Redemptions                            (132,779.751)    (1,716,842)   12.93             (104,860.908)      (1,535,164)     14.64
Subscriptions                           638,106.814      8,250,720    12.93               44,668.669          653,949      14.64
                                     --------------    -----------                     -------------       ----------
Net Asset Value,

   June 30, 2004                     17,104,494.659    221,198,181    12.93            3,434,818.864       50,297,797      14.64
                                     ==============    ===========                     =============       ==========

The accompanying notes are an integral part of these financial statements.

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED JUNE 30, 2004 (UNAUDITED)

                                       MORGAN STANLEY                       MORGAN STANLEY                    MORGAN STANLEY
                                      SPECTRUM SELECT                     SPECTRUM STRATEGIC                SPECTRUM TECHNICAL
                               -----------------------------         ----------------------------      -----------------------------
                                              PERCENTAGE OF                        PERCENTAGE OF                      PERCENTAGE OF
                                              JUNE 1, 2004                         JUNE 1, 2004                       JUNE 1, 2004
                                                BEGINNING                            BEGINNING                          BEGINNING
                                  AMOUNT     NET ASSET VALUE          AMOUNT      NET ASSET VALUE         AMOUNT     NET ASSET VALUE
                               -----------   ---------------         ----------   ---------------      -----------   ---------------
                                     $              %                    $               %                   $              %
REVENUES
Trading profit (loss):
   Realized                    (26,908,905)      (5.30)              (2,707,920)        (1.69)         (38,244,937)       (6.13)
                               -----------       -----               ----------         -----          -----------        -----
   Net change in unrealized      6,858,627        1.35                2,714,048          1.70           10,458,463         1.68
                               -----------       -----               ----------         -----          -----------        -----
       Total Trading Results   (20,050,278)      (3.95)                   6,128           .01          (27,786,474)       (4.45)
Interest income (Note 2)           312,848         .06                  104,778           .07              384,627          .06
                               -----------       -----               ----------         -----          -----------        -----
        Total Revenues         (19,737,430)      (3.89)                 110,906           .08          (27,401,847)       (4.39)
                               -----------       -----               ----------         -----          -----------        -----

EXPENSES

Brokerage fees (Note 2)          3,065,806         .60                  721,185           .45            3,769,442          .60
Management fees (Note 3)         1,207,682         .24                  298,423           .20            1,349,177          .22
                               -----------       -----               ----------         -----          -----------        -----
   Total Expenses                4,273,488         .84                1,019,608           .65            5,118,619          .82
                               -----------       -----               ----------         -----          -----------        -----

NET LOSS                       (24,010,918)      (4.73)                (908,702)         (.57)         (32,520,466)       (5.21)
                               ===========       =====               ==========         =====          ===========        =====

--------------------------------------------------------------------------------
  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------
  FOR THE MONTH ENDED JUNE 30, 2004 (UNAUDITED)

                              MORGAN STANLEY                       MORGAN STANLEY                         MORGAN STANLEY
                             SPECTRUM SELECT                     SPECTRUM STRATEGIC                     SPECTRUM TECHNICAL
                  ------------------------------------   -----------------------------------    -----------------------------------
                                                  PER                                    PER                                    PER
                       UNITS         AMOUNT      UNIT        UNITS          AMOUNT      UNIT        UNITS          AMOUNT      UNIT
                  --------------   -----------   -----   --------------  -----------   -----    -------------    ----------   -----
                                        $          $                          $          $                           $          $
Net Asset Value,
  June 1, 2004    17,814,870.570   507,443,675   28.48   10,890,480.410  160,020,661   14.69   29,008,452.756   623,907,629   21.51
Net Loss                      --   (24,010,918)  (1.34)              --     (908,702)   (.08)              --   (32,520,466)  (1.12)
Redemptions         (117,074.513)   (3,177,402)  27.14      (64,541.849)    (942,956)  14.61     (184,019.106)   (3,752,150)  20.39
Subscriptions        606,388.272    16,457,375   27.14      362,839.213    5,301,081   14.61    1,073,852.297    21,895,850   20.39
                  --------------   -----------           --------------  -----------           --------------   -----------
Net Asset Value,
  June 30, 2004   18,304,184.329   496,712,730   27.14   11,188,777.774  163,470,084   14.61   29,898,285.947   609,530,863   20.39
                  ==============   ===========           ==============  ===========           ==============   ===========

The accompanying notes are an integral part of these financial statements.

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
  (UNAUDITED)
================================================================================
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION.   Morgan Stanley  Spectrum  Currency L.P.  ("Spectrum  Currency"),
Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic") and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership" or collectively, the "Partnerships"), are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy and agricultural products (collectively, "futures interests").

   The  Partnerships'   general  partner  is  Demeter   Management   Corporation
("Demeter").  The  non-clearing  commodity  broker  is  Morgan  Stanley  DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Currency's clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co., and MSIL are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures interests are open commitments until settlement date. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized profit
(loss) on open contracts from one period to the next in the statements of operations. Monthly, Morgan Stanley DW pays each Partnership interest income based upon 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on futures interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage fees for Spectrum Select, Spectrum Strategic and Spectrum Technical are accrued at a flat monthly rate of 1/12 of 7.25% (a 7.25% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage commissions, transaction fees and costs, and ordinary administrative and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
  (CONTINUED)

of the end of the last day of any month that is at least six months after the closing at which a person becomes a limited partner, upon five business days advance notice by redemption form to Demeter. Thereafter, Units redeemed on or prior to the last day of the twelfth month after such Units were purchased will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month after which such Units were purchased will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the date of such redemption. Units redeemed after the last day of the twenty-fourth month after which such Units were purchased will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW. Redemptions must be made in whole Units, in a minimum amount of 50 Units, unless a limited partner is redeeming his entire interest in a Partnership.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISSOLUTION OF THE PARTNERSHIPS. Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

================================================================================
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Global Balanced, Spectrum Select, Spectrum Strategic and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co. and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

================================================================================
3.  TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc. ("JWH")
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C.
  Eclipse Capital Management, Inc.

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc.
  Winton Capital Management Limited ("Winton")

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated

  MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
  NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
  (CONCLUDED)

to each trading advisor on the first day of each month (a 3% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced and Spectrum Strategic each pay a monthly incentive fee equal to 15% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.

                         Demeter Management Corporation
                         825 Third Avenue, 9th Floor
                         New York, NY 10022

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